Exhibit 10.3

Amendment #1 to Convertible Promissory Note

Originally dated June 27, 2014 $34,188.50.00 Convertible Redeemable Note

This Amendment to the Convertible Promissory Note originally issued by Cirque Energy, Inc. on June 27 2014, in the amount of $34,188.50 (the “Note”) to Union Capital, LLC is entered into on this 20th day of May, 2015.

NOW THEREFORE, the parties agree as follows:

1.	The Section 4(a) of the Notes is amended to read as follows:

“ The Holder of this Note is entitled, at its option, at any time, and after full cash payment for the shares convertible hereunder, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to 50% of the lowest closing bid price of the Common Stock as reported on the National Quotations Bureau OTCQB exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange"), for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered by fax or other electronic method of communication to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to included the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this increase. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be decreased to 40% instead of 50% while that “Chill” is in effect”

All other terms and conditions of the Notes shall remain in full force and effect, unless modified by this Amendment. This amendment shall be governed and construed under the laws of the State of New York, without regard to its conflict of laws provision.

CIRQUE ENERGY, INC.	UNION CAPITAL, LLC

By:	By:

Title: Chief Financial Officer	Yakov Borenstein, Manager